EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation, by reference, in the Registration Statements on Form S-3 (No. 333-256101) of Range Resources Corporation, on Form S-8 (Nos. 333-266336, 333-256098 and 333-251268) pertaining to the Amended and Restated 2019 Equity-Based Compensation Plan of Range Resources Corporation, on Form S-8 (No. 333-231834) pertaining to the 2019 Equity-Based Compensation Plan of Range Resources Corporation, on Form S-8 (Nos. 333-159951, 333-167199 and 333-175098) pertaining to the Range Resources Corporation Amended and Restated Range Resources Corporation 2005 Equity-Based Compensation Plan and on Form S-8 (Nos. 333-251267, 333-209830 and 333-233391) pertaining to the Range Resources Corporation 2004 Deferred Compensation Plan for Directors and Select Employees, of our report dated January 17, 2023, with respect to our audit of estimates of proved reserves and future net revenue to the Range Resources Corporation interest, prepared for Range Resources Corporation and included in the Range Resources Corporation Annual Report (Form 10-K) for the year ended December 31, 2022.

Netherland, Sewell & Associates, Inc.
Dallas, Texas	By:	/s/ Eric J. Stevens
February 22, 2023		Eric J. Stevens, P.E.
President and Chief Operating Officer